FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS PRELIMINARY
THIRD QUARTER 2007 FINANCIAL RESULTS

Secaucus, New Jersey - November 21, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported preliminary financial results for the fiscal third quarter ended November 3, 2007. These preliminary results may be subject to adjustment until the Company completes its historical financial statements and files its delinquent SEC reports. As a result, the Company is not providing net income on a per share basis or full comparative financial results for the third quarter ended October 28, 2006, and is providing only selected balance sheet data.

Third Quarter

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Consolidated net sales for the third quarter ended November 3, 2007, increased 7% to $587.4 million compared to $550.4 million for the same period last year. Third quarter sales were comprised of $429.4 million from The Children’s Place brand, an 8% increase over the same period last year, and $158.0 million from Disney Store, a 3% increase over the same period last year.

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Due to the 53rd week in fiscal 2006, comparable store sales are compared to the thirteen week period ended November 4, 2006. On that basis, consolidated comparable store sales increased 1% in the quarter. The Children’s Place brand’s comparable store sales increased 1% versus last year’s 15% increase. Disney Store’s comparable store sales were flat, compared to last year’s 11% increase.

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Preliminary net income for the third quarter was $11.8 million. Included in net income was approximately $4.0 million, pre-tax, or $0.09 per share, in severance expense related to the Company’s former Chief Executive Officer, and approximately $2.3 million, or $0.05 per share, related to previously disclosed investigation fees incurred in the quarter.

•	Preliminary shares outstanding in the third quarter are estimated at approximately 29 million.
•	During the third quarter, the Company opened 25 Children’s Place stores and closed one. The Company did not open or close any Disney Stores during the quarter.

Nine-Month Period

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Consolidated net sales for the nine-month period ended November 3, 2007, increased 9% to $1,490.6 million compared to $1,372.5 million for the same period last year. Sales for the nine-month period were comprised of $1,076.0 million from The Children’s Place brand, a 9% increase over the same period last year, and $414.6 million from Disney Store, an 8% increase over the same period last year.

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Due to the 53rd week in fiscal 2006, comparable store sales are compared to the thirty-nine week period ended November 4, 2006. On that basis, consolidated comparable store sales increased 1% for the nine-month period. The Children’s Place brand’s comparable store sales increased 1% compared to last year’s 13% increase. Disney Store’s comparable store sales increased 2% compared to last year’s 14% increase.

•	Preliminary net loss for the nine-month period was $1.5 million.
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During the nine-month period, the Company incurred approximately $5.7 million, pre-tax, or $0.12 per share, in professional fees associated with the Company’s previously disclosed investigations and approximately $4.0 million, pre-tax, or $0.09 per share, in the above-mentioned severance expense.

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In addition, as disclosed in the Company’s October 9, 2007 press release, due to its financial performance, the Company decided to reverse accruals for its long-term equity compensation program which would have resulted in a non-cash gain of approximately $0.25 per share in the first half of fiscal 2007. It has subsequently been determined that $0.05 per share of the $0.25 per share gain should be recorded in the first half of fiscal 2007, and therefore the remaining $0.20 per share is to be recorded in fiscal 2006.

•	Preliminary shares outstanding in the nine-month period are estimated at approximately 29 million.
•	For the nine-month period, the Company opened 47 Children’s Place stores and closed six. The Company did not open or close any Disney Stores during the nine-month period.

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PLCE - Preliminary Third Quarter Fiscal 2007 Financial Results

“The third quarter was challenging on a variety of levels and clearly, we are disappointed with the results,” said Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc. “Total sales were lower than planned due to merchandise that did not resonate with our Children’s Place customer, the unusually warm weather and the challenging macroeconomic environment, which impacted both brands. Our results were further challenged by the impact of merchandise purchased for Disney Stores that are opening later in the year than originally scheduled. All of these issues resulted in significant margin pressure as we increased promotional activity to clear through merchandise.”

Mr. Crovitz concluded, “Despite these near-term pressures, we have confidence in the underlying businesses and the long-term opportunities for the Company. In the near term we are focusing on three key areas to strengthen our operational and financial results. We plan to implement a more conservative inventory investment strategy, slow the rate of capital spending and new store openings, particularly at The Children’s Place, and reduce our expense structure.”

The Children’s Place will host a conference call to discuss its preliminary third quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1055 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on November 28, 2007. To access the replay, please dial (402) 220-0119, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of November 3, 2007, the Company owned and operated 907 The Children’s Place stores and 328 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Investors:	Susan Riley, EVP, Finance & Administration, 201/558-2400
Heather Anthony, Senior Director, Investor Relations, 201/558-2865
Jane Singer, Investor Relations, 201/453-6955
Media:	Cara O’Brien/Leigh Parrish, FD, 212-850-5600

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	13 Weeks Ended:		39 Weeks Ended:
	November 3, 2007	% of Sales	November 3, 2007	% of Sales

Net sales	$587,416	100.0%	$1,490,576	100.0%
Cost of sales	361,853	61.6%	943,764	63.3%

Gross profit	225,563	38.4%	546,812	36.7%
Selling, general and administrative expenses	184,512	31.4%	490,886	33.0%
Asset impairment charge	947	0.2%	1,582	0.1%
Depreciation and amortization	20,552	3.5%	56,856	3.8%

Operating income (loss)	19,552	3.3%	(2,512)	(0.2)%
Interest expense (income), net	774	0.1%	(1,109)	(0.1)%

Income (loss) before income taxes	18,778	3.2%	(1,403)	(0.1)%
Provision for income taxes	6,939	1.2%	135	0.0%

Net income (loss)	$11,839	2.0%	$(1,538)	(0.1)%

THE CHILDREN’S PLACE RETAIL STORES, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	November 3, 2007	February 3, 2007	October 28, 2006

Cash and short term investments	$111,225	$192,038	$147,257
Inventories	392,685	241,717	302,394

Revolving credit facility	$108,886	$0	$0
Accounts payable	165,919	85,360	127,673

THE CHILDREN’S PLACE RETAIL STORES, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended November 3, 2007
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$429.4	$158.0	$-	$587.4
Segment operating profit (loss)	46.4	(1.3)	(25.5)	19.6
Operating profit (loss) as a percent of net sales	10.8%	(0.8)%	N/A	3.3%

	Thirty-nine Weeks Ended November 3, 2007
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$1,076.0	$414.6	$-	$1,490.6
Segment operating profit (loss)	89.5	(15.2)	(76.8)	(2.5)
Operating profit as a percent of net sales	8.3%	(3.7)%	N/A	(0.2)%

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